Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Northfield Bancorp, Inc. and subsidiaries:
We consent to the incorporation by reference in the registration statements Nos. 333-186270 and 333-203132 on Form S-8, of Northfield Bancorp, Inc., of our reports dated March 1, 2018, with respect to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016 and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of the Company.
/s/ KPMG LLP
Short Hills, New Jersey
March 1, 2018